FOR IMMEDIATE RELEASE: MAY 10, 2006

LEGGETT ANNOUNCES MANAGEMENT PROMOTIONS, DIVIDEND INCREASE,

AND RESULTS OF ANNUAL MEETING

Carthage, MO, May 10, 2006 —

•	David S. Haffner becomes CEO; Karl G. Glassman becomes COO.

•	2Q dividend is $.17 per share, a 6.3% increase over $.16 dividend in 1Q 2006.

•	35 consecutive annual dividend increases, averaging 14% annual growth.

Management Promotions

Diversified manufacturer Leggett & Platt’s Board of Directors announced the promotion of two executives. For only the fourth time in the last 70 years, Leggett named a new Chief Executive Officer, promoting David S. Haffner, President, to the position. Mr. Haffner succeeds Felix E. Wright, who will continue to serve as an active employee Chairman of the Board. Karl G. Glassman, Executive Vice President, succeeds Mr. Haffner as Chief Operating Officer.

35th Annual Dividend Increase

The Board of Directors declared a second quarter dividend of $.17 per share today. This is a 6.3% increase over this year’s first quarter dividend of $.16 per share. The dividend will be paid on July 14, 2006 to shareholders of record on June 15, 2006.

Leggett’s dividends have increased annually for 35 consecutive years, at an average compound growth rate of better than 14%. The company knows of only one other Fortune 500 company that has achieved as long a string of consecutive annual increases at the growth rate Leggett has sustained.

Annual Meeting Results

The annual meeting of Leggett & Platt shareholders was held in Carthage this morning. Shareholders elected as directors the 12 nominees proposed by the Board; ratified the selection of PricewaterhouseCoopers as the company’s independent accountants; and rejected a shareholder proposal regarding the company’s non-discrimination policy. No other proposals were presented at the meeting.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 34,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director

P. O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131